UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2008

ALPHA INNOTECH CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-14257	58-1729436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Merced Street, San Leandro, California	94577
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 483-9620

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 9, 2008, Alpha Innotech Corp. (the “Company”) has entered into the Loan Agreement (the “Loan Agreement”) with Montage Capital, LLC (“Montage”) and Agility Capital, LLC (“Agility”, and together with Montage, the “Lenders”). In connection with the Loan Agreement, the Company also issued the Lenders warrants to purchase an aggregate of 281,250 shares of the Company’s common stock (the “Lenders Warrants”). The number of shares of the Company’s common stock issuable upon exercise of the Lenders Warrants will be increased by a number that is equal to 7.5% of the balance outstanding on December 31, 2008 divided by the exercise price of the Lenders Warrants, and again by 7.5% of the outstanding balance on April 30, 2009 divided by the exercise price of the Lenders Warrants. The Company will use the proceeds from the loan for general corporate purposes and to retire certain of its other outstanding debt obligations.

Under the Loan Agreement, the Company may request one advance of up to $1,500,000 from the Lenders which will bear interest at a rate of 13% per year and is due on October 31, 2009 (the “Maturity Date”). If any amount is outstanding under the Loan Agreement on December 31, 2008, the Company will pay the Lenders a fee of $7,500. If any amount is outstanding on May 7, 2009, the Company will pay an additional fee of $7,500. The Company may prepay the loan under the Loan Agreement in whole or in part at any time without penalty. During the occurrence of an “Event of Default” under the Loan Agreement, the interest will increase to at a rate of 18% per year, the Company will have to pay an additional fee of $2,500 for every 15 days after the occurrence of the Event of Default, and the Lenders will be entitled to additional warrants to purchase shares of the Company’s common stock, as specified in the Lenders Warrants. The Lenders Warrants are immediately exercisable until October 31, 2014 at the exercise price of $0.80 per share, as might be adjusted per the terms of the Lenders Warrants.

This loan is secured by all of the assets of the Company and is subordinate in right of payment to the Company’s existing “Senior Debt” under the Loan and Security Agreement with BFI dated March 9, 2004, as amended. As a condition to funding under the Loan Agreement, the outstanding balance under the Secured Promissory Note dated April 8, 2005 in favor of Alexandria Finance, LLC was repaid in full. In addition, the balance under the outstanding note issued pursuant to the Securities Purchase Agreement between the Company and ETP/FBR Venture Capital II, LLC dated July 21, 2008 was partially prepaid in consideration for subordinating the remaining indebtedness by ETP/FBR Venture Capital II, LLC to the Lenders. The Loan Agreement contains customary representations, warranties, affirmative covenants and events of default, as well as various negative covenants.

BroadOak Partners, LLC (“BroadOak”) has acted as a placement agent in connection with the Loan Agreement. Per the terms of BroadOak engagement, the Company will issue to BroadOak a warrant to purchase 56,250 shares of the Company’s common stock on the terms similar to the terms of the Lenders Warrants (the “BroadOak Warrant”, and together with the Lenders Warrants, the “Warrants”) and pay $30,000 in cash. William Snider, a director of the Company, is a managing partner of BroadOak.

The Warrants have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. In the event the Company enters into a registration rights agreement, the shares issuable upon exercise of the Warrants will be included in such agreement as registrable securities.

The foregoing descriptions of the Loan Agreement and the Warrants do not purport to be complete and are qualified in their entirety by reference to such agreements, which are attached, respectively, as Exhibits 10.15 and 10.16 to this Current Report on Form 8-K, and are incorporated by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 3.02.

The Warrants were offered pursuant to exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D. There was a total of three purchasers, which were “accredited investors” as such term is defined in Regulation D. A legend was placed on each Warrant that it has not been registered and is restricted from resale.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Document

10.15	Loan Agreement

10.16	Form of Warrant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHA INNOTECH CORP.

Date: May 13, 2008	By:	/s/ Ron Bissinger
Ron Bissinger
Chief Executive Officer and Chief Financial Officer

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